                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-112208

Prospectus Supplement
(To Prospectus dated March 24, 2004)


                             Grey Global Group Inc.
  * $150,000,000 5.0% Contingent Convertible Subordinated Debentures Due 2033
                                      and
          the Common Stock Issuable Upon Conversion of the Debentures

                   * 51,128 Additional Shares of Common Stock


     This prospectus supplement supplements the prospectus dated March 24, 2004 of Grey Global Group Inc., as supplemented on May 7, 2004, July 1, 2004, September 7, 2004, October 5, 2004 and November 3, 2004 relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $150,000,000 aggregate principal amount at maturity of our 5.0% Contingent Convertible Subordinated Debentures Due 2033, or the debentures, and the shares of common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

     The table of selling securityholders contained in the prospectus is hereby amended to add the entities that are named below as selling securityholders:

                                Prinicipal                                Number of
                                Amount of            Principal            Shares of            Number of
                                Debentures           Amount of          Common Stock           Shares of
                               Beneficially         Debentures          Beneficially         Common Stock
Name of Selling               Owned Prior to      Offered by this      Owned Prior to       Offered by this
Securityholder(1)             this Offering         Prospectus        this Offering (2)     Prospectus (2)
-----------------------------------------------------------------------------------------------------------
Harbert Convertible Arbitrage
Master Fund II, Ltd.......... $1,000,000          $1,000,000         1,040                 1,040
-----------------------------------------------------------------------------------------------------------


(1) Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2) Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the debentures and assumes a conversion price of $961.20 per share and a cash payment in lieu of any fractional share. However, this conversion price will be subject to adjustment as described under "Description of the Debentures -- Conversion Rights -- Conversion Price Adjustments -- General" in the prospectus.




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      As a result, the number of shares of common stock beneficially owned prior to this offering and the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the debentures are convertible immediately. As described above under "Description of the Debentures -- Conversion Rights" in the prospectus, the debentures are convertible only in specified circumstances.

     Investing in the debentures or shares of our common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is January 26, 2005.





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